Exhibit 99.1

RARE ELEMENT RESOURCES LTD.

P.O. BOX 271049

LITTLETON, COLORADO

[Date]

Dear Rare Element Resources Shareholder:

Enclosed are the prospectus, dated [●] (as the same may be amended, the “Prospectus”), and other materials relating to the rights offering (the “Rights Offering”) by Rare Element Resources Ltd. (the “Company”) to the holders of record of its common shares, without par value (the “Common Shares,” and such record holders of the Company’s Common Shares, the “Record Holders”). Record Holders as of December 15, 2023 (the “Record Date”) will receive at no charge non-transferable subscription rights (the “Subscription Rights”) to purchase up to an aggregate of [●] Common Shares (the “Shares”) at a subscription price of US$0.12 per Share (the “Subscription Price”) for up to aggregate gross proceeds to the Company of approximately US$[●] million. Each Record Holder will receive one and four-tenth (1.4) Subscription Rights for each Common Share held by such Record Holder, on the Record Date. Each Subscription Right will entitle the Record Holder to purchase one Share at the Subscription Price (the “Basic Subscription Privilege”).

Please carefully review the Prospectus and other materials and the instructions below, which describe how you can participate in the Rights Offering. You will be able to exercise your Subscription Rights to purchase additional Common Shares only during a limited period. You will find answers to some frequently asked questions about the Rights Offering in the Prospectus. The exercise of Subscription Rights is irrevocable.

The Rights Offering is expected to expire at 5:00 p.m., Eastern Time, on [●], 2024 (the “Expiration Date”), subject to extension and earlier termination. After 5:00 p.m., Eastern Time, on the Expiration Date, unexercised Subscription Rights will be null and void. The Company will not be obligated to honor any purported exercise of the Subscription Rights received by Computershare Investor Services Inc. (the “Subscription Agent”) after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.

There is no minimum number of Shares you must purchase. If you exercise your Basic Subscription Privileges in full, you may also subscribe for additional Shares that remain unsubscribed for after 5:00 p.m., Eastern Time, on the Expiration Date at the same Subscription Price, subject to certain limitations (the “Oversubscription Privilege”). If an insufficient number of Shares is available to fully satisfy all Oversubscription Privilege exercises, the available Shares will be allocated proportionately among those who exercise their Oversubscription Privileges based on the number of Shares each such person subscribed for under the Basic Subscription Privilege. Each holder that exercises its Basic Subscription Privilege in full may subscribe for a number of additional Shares equal to the lesser of (1) the number of Shares subscribed for by the holder under the Oversubscription Privilege and (2) the number calculated in accordance with the following formula: x(y/z), where x = the aggregate number of Shares available through unexercised Subscription Rights after giving effect to the Basic Subscription Privilege; y = the number of Subscription Rights exercised by the holder under the Basic Subscription Privilege; and z = the aggregate number of Subscription Rights exercised under the Basic Subscription Privilege by holders of the Subscription Rights that have subscribed for Shares under the Oversubscription Privilege. To the extent that the number of Subscription Rights that are distributed to you on the Record Date is not a whole number, the Common Shares issuable upon exercise of the Basic Subscription or Oversubscription Privilege will be rounded down to the nearest whole share for purposes of determining the number of Common Shares for which you may subscribe. See “The Rights Offering—Oversubscription Privilege” in the Prospectus.

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Rights Certificate and/or Beneficial Owner Election Form and returning it to the Subscription Agent in the envelope provided pursuant to the procedures described herein.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED CHECK, BANK DRAFT OR MONEY ORDER, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT, PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE, AS EXTENDED, OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Exercise and Payment.

Subscriptions by Record Holders

A Record Holder is a holder of Common Shares whose shares are registered in such holder’s name. To exercise your Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date. Payment of the Subscription Price for the Basic Subscription Privilege and the Oversubscription Privilege will be held in a segregated account to be maintained by the Subscription Agent until the Shares are issued. All payments must be made in U.S. dollars for the full number of Shares being subscribed for by a certified check, bank draft or money order, payable to Computershare Investor Services Inc. Please reference your Subscription Rights Certificate Number on your check.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by hand, mail or overnight courier to the following address:

By Hand or Overnight Courier:

Computershare Investor Services Inc.

Attn: Corporate Actions

100 University Avenue, 8th Floor

Toronto, Ontario M5J 2Y1

By Mail:

Computershare Investor Services Inc.

Attn: Corporate Actions

P.O. Box 7021

31 Adelaide Street East

Toronto, Ontario M5C 3H2

Subscriptions by Beneficial Owners

A beneficial owner is a holder of Common Shares whose shares are registered in the name of a broker, custodian bank or other nominees. In such case, the broker, custodian bank or other nominee is the Record Holder of the Subscription Rights. To exercise your Subscription Rights, instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment in full of the Subscription Price on your behalf for each Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to the Subscription Agent so that it will be actually received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date.

By making arrangements with your broker, custodian bank or other nominee for the delivery of funds on your behalf, you may also request such broker, custodian bank or other nominee to exercise the Subscription Rights Certificate on your behalf.

2.	Issuance of Common Shares.

Following the receipt of a properly completed and executed Subscription Rights Certificate, together with the payment of the Subscription Price for the Shares subscribed for, and promptly after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account:

a.	Basic Subscription Privilege: Computershare Trust Company of Canada (the “Transfer Agent”) will deliver to each exercising Record Holder who validly exercises the Basic Subscription Privilege each Share subscribed for pursuant to the Basic Subscription Privilege. See “The Rights Offering—Basic Subscription Privilege” in the Prospectus.

b.	Oversubscription Privilege: The Transfer Agent will deliver to each Record Holder who validly exercises the Oversubscription Privilege each Share, if any, allocated to such Record Holder pursuant to the Oversubscription Privilege. See “The Rights Offering—Oversubscription Privilege” in the Prospectus.

c.	Excess Cash Payments: The Subscription Agent will mail to each Record Holder who exercises a Subscription Right any excess amount, without interest or deduction, received in payment of the Subscription Price for Shares that are subscribed for by, but not issued to, such Record Holder. See “The Rights Offering—Basic Subscription Privilege” in the Prospectus.

3.	Sale, Transfer or Assignment of Subscription Rights.

Subscription Rights may not be sold, transferred or assigned.

4.	Commissions, Fees and Expenses.

The Company will pay all fees and expenses of the Subscription Agent related to its acting in such role in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or expenses incurred in connection with the exercise of Subscription Rights or subscribing for Shares. Neither the Subscription Agent nor the Company will pay such expenses.

5.	Execution.

a.	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the Record Holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.	Signature Guarantees. If the Subscription Rights Certificate is signed a person other than the Record Holder, such signature must be guaranteed by an Eligible Institution (as defined below), or in some other manner satisfactory to the Subscription Agent (except that no guarantee is required if the signature is that of an Eligible Institution).

An “Eligible Institution” means a commercial bank or trust company in the United States, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP), a Canadian Schedule I chartered bank, a major trust company in Canada, or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in the United States and Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States, or members of the Investment Industry Regulatory Organization of Canada.

6.	Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent for each Share subscribed for will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered first class mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., Eastern Time, on the Expiration Date.

7.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company and CDS Clearing and Depository Services Inc.

In the case of Subscription Rights that are held beneficially through a securities broker or dealer, bank or trust company or other participant (each, a “Participant”) in the book-based systems administered by the Depository Trust Company (“DTC”) or CDS Clearing and Depository Services Inc. (“CDS”) (the “Book-Entry Transfer Facility”) (the holders of such Subscription Rights being referred to as “Beneficial Holders”), exercises of Subscription Rights under the Basic Subscription Privilege and the Oversubscription Privilege may be effected by instructing Participants in the Book-Entry Transfer Facility to transfer Subscription Rights from the Book-Entry Transfer Facility account of such Beneficial Holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised and the number of Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.

The Subscription Price is payable by direct debit from the Beneficial Holder’s brokerage account or by electronic funds transfer or other payment mechanism satisfactory to the Participant. The entire Subscription Price for Shares subscribed for must be paid at the time of subscription and must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date. Accordingly, if a Beneficial Holder is subscribing through a Participant, such Beneficial Holder must deliver payment (by method described above) and instructions to the Participant sufficiently in advance of 5:00 p.m., Eastern Time, on the Expiration Date to allow the Participant to properly exercise the Subscription Rights on such Beneficial Holder’s behalf.

8.	Form W-9.

Each holder who elects to exercise Subscription Rights and is a U.S. person for U.S. federal income tax purposes should provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) on Form W-9, a copy of which is being furnished to each holder. Additional copies of Form W-9 may be obtained upon request from the Subscription Agent at the address set forth above. Failure to provide the information on the form may subject such holder to a US$50.00 penalty for each such failure and to U.S. federal income tax backup withholding (currently at a 24% rate) with respect to dividends that may be paid by the Company on Common Shares purchased upon the exercise of Subscription Rights (for those holders exercising Subscription Rights).

If you have any questions concerning the Rights Offering, please contact the Subscription Agent by telephone toll free at 1-800-564-6253 or by international direct dial at (514) 982-7555 or by email at corporateactions@computershare.com.

Sincerely,

Brent D. Berg President and Chief Executive Officer

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